                                                                       EXHIBIT 2


                                    AGREEMENT

                                     between

                 KENTUCKY STATE DISTRICT COUNCIL OF CARPENTERS
                        FOR AND ON BEHALF OF LOCAL 2501

                                       AND

                             ADAM WHOLESALERS, INC.

                          July 21, 1998 - July 21, 2001

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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Section 1  - UNION RECOGNITION .........................................    1

Section 2  - UNION SECURITY ............................................    1

Section 3  - MANAGEMENT RIGHTS .........................................    3

Section 4  - HOLIDAYS ..................................................    6

Section 5  - VACATIONS .................................................    6

Section 6  - REGULAR HOURLY RATES OF PAY ...............................    9

Section 7  - REGULAR WORK DAY AND REGULAR WORK WEEK ....................   11

Section 8  - RETIREMENT PLAN INITIATED JULY 21, 1971 ...................   12

Section 9  - FUNERAL LEAVE .............................................   12

Section 10 - SICK DAYS .................................................   13

Section 11 - JURY DUTY AND/OR RESERVE DUTY .............................   13

Section 12 - UNION LABEL - MODEL CLAUSE ................................   14

Section 13 - DISPUTES AND GRIEVANCE PROCEDURE ..........................   14

Section 14 - DISCHARGE OF STEWARD ......................................   16

Section 15 - SENIORITY .................................................   16

Section 16 - INSURANCE .................................................   18

Section 17 - DISCRIMINATION ............................................   20

Section 18 - TERMINATION ...............................................   21

                                    AGREEMENT

BETWEEN KENTUCKY STATE DISTRICT COUNCIL OF CARPENTERS FOR AND ON BEHALF OF LOCAL 2501, hereinafter called the "Union"

AND ADAM WHOLESALERS, INC., hereinafter called the "Company"

                              W I T N E S S E T H:

            Section 1 - UNION RECOGNITION

            The Company recognizes the Union as the exclusive bargaining agent for its hourly paid employees in the mill shop and exclusive of executive, administrative, office clerical employees, guards and all supervisory employees with the authority to hire, discharge, discipline or effectively recommend changes in the status of employees as to wage rates, hours and working conditions.

            Section 2 - UNION SECURITY

            The Company agrees as a condition of employment that all employees covered by this Agreement shall become members of the Union within thirty-one
(31) days after hiring. All employees who become members of the Union shall remain members of the Union as a condition of employment. During the first sixty
(60) days of employment, an employee shall be on probation and may be discharged by the Company for any cause. Employees recalled from lay-off, or rehired, must reinstate their membership in the Union within thirty (30) days after their return to work.

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            The Company agrees that during the term of this Agreement, and subject to all the provisions of this Agreement, the Company will deduct from the wages of those employees who are members of the Union all Union dues and initiation fees as shall be certified from time to time by the Union to the Company as being due and owing by such employees. The Company will deduct all Union dues by the third pay period of each month. Upon proper authorization, the Company will deduct initiation fees in the amount of one-third by the thirty-first day of employment and one-third each 30 days thereafter.

            Prior to any deductions being made by the Company, the employee shall execute an authorization form satisfactory to the Company's counsel.

            The Union agrees to reimburse, indemnify and hold the Company harmless from all loss, cost, liability, damage and expense (including attorney's fees and court costs) of every kind or character whatsoever suffered, incurred or imposed upon the Company on account or as a result of any claim, demand, suit, action or unfair labor practice charge or any other legal or administrative proceeding asserted against the Company by or on behalf of any employee or employees on account of any allegedly wrongful or unlawful suspension or discharge from employment or deductions from wages under the provision of this Agreement.


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            Section 3 - MANAGEMENT RIGHTS

            The operation and management of the plant covered by this Agreement and the supervision and direction of the working forces therein are and shall continue to be solely and exclusively the functions and prerogatives of the management of the Company. All of the rights, functions and prerogatives of management which are not expressly and specifically restricted or modified by one or more explicit provisions of this Agreement are reserved and retained exclusively to the Company and shall not be subject to arbitration or otherwise questioned by the Union or any employee covered by this Agreement at any time or in any manner. In no event shall any right, function or prerogative of management ever be deemed or construed to have been modified, diminished, or impaired by any past practice or course of conduct, or otherwise than by an explicit provision of this Agreement. Specifically, but without in any manner limiting or affecting the generality of the foregoing, it is distinctly understood and agreed that this Agreement does not affect and shall never be deemed or construed to impair or limit in any way the Company's right, in its sole discretion and judgment, to: determine the products to be manufactured and services to be rendered; determine whether and to what extent the work required in its business shall be performed by employees covered by this Agreement; determine the suppliers and customers with whom it will deal, and the prices at which and terms upon which its materials, equipment, and


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supplies will be purchased and its products and services will be sold; determine the size and composition of the working force, the assignment of work, and policies affecting the selection of employees; establish and enforce quality standards for its products and services; establish new departments, discontinue existing departments; introduce new and improved production and maintenance methods and facilities; change existing production and maintenance methods and facilities; establish and change production and work quotas; change, combine, establish or discontinue jobs or operations, and determine when and if vacancies in the working force shall be filled; subcontract or procure others to do such of the production, maintenance and transportation work of the business as the Company may from time to time deem advisable or necessary; and discontinue temporarily or permanently, in whole or in part, the operations of the plant covered by this Agreement. The Company shall also have the right from time to time to make such new shop rules, and change, abolish or modify existing shop rules as it may from time to time deem necessary or advisable, unless expressly prohibited from so doing by some explicit provision of this Agreement. If the Company promulgates new shop rules, the Union will be notified two (2) weeks in advance of the proposed changes and given an opportunity to discuss the changes with the Company. In the event that the parties are unable to reach agreement on the proposed changes, the Company will have the right to implement the new rules and the Union may


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grieve the implementation of such new rules provided that a written grievance at
Step 2 of the grievance procedure of Section 13 is filed within five (5) work days after notice of the new rules or after the completion of the discussion of the new rules, whichever occurs later.

            The Union recognizes that the plant of the Company covered by this Agreement has been in business for more than fifteen years and that during this time many customs, practices and benefits have developed. While the Company may wish to continue some of said customs, practices and benefits, it is understood and agreed that the Company shall not be obligated, contractually or otherwise, to continue in effect any custom, practice or benefit unless it has contractually obligated itself to do so by clear and explicit language in this Agreement.

            Notwithstanding the provisions of this Section, the Union may submit for determination under the grievance procedure of this Agreement, including arbitration, any claim asserted by it in good faith that the Company has acted arbitrarily, capriciously or in bad faith in subcontracting any work where such subcontracting has directly caused or resulted in the permanent or indefinite layoff of any employee covered by this Agreement, provided, however, that in any such arbitration the Union shall have the burden of proving that the Company acted arbitrarily, capriciously or in bad faith in subcontracting the work in question. Any arbitration held pursuant to this Section shall be held in strict accordance with and shall in


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all respects be subject to the provisions of Section 13 of this Agreement.

            Section 4 - HOLIDAYS

            Each regular employee of the Company shall receive eight (8) paid holidays during the year provided such employee has worked on the regular scheduled day immediately preceding and immediately following said holiday. Vacation days, sick days, or any other paid hours as provided for in this contract shall be considered as time worked. The eight (8) holidays are Labor Day, Thanksgiving day, Christmas Eve, Christmas Day, New Year's Day, Independence Day, Memorial Day, and employee's birthday or days observed as such. In the event such employee works on any of said holidays or days observed as such he shall be paid for such work two (2) times his regular rate of pay with a minimum of four (4) hours pay. Work performed on Sunday shall be at double time. It is understood and agreed that there will be no pyramiding of overtime.

            Section 5 - VACATIONS

            Each employee who has been in the employ of the Company continuously for a period of one (1) year as of his anniversary date of employment shall receive one (1) week's vacation with pay.

            Any employee who has been in the employ of the employer continuously for a period of three (3) years as of his anniversary date during the term of this contract or any extension thereof shall be entitled to two (2) weeks vacation with pay.


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            Any employee who has been in the employ of the employer continuously for a period of ten (10) years as of his anniversary date during the term of this contract or any extension thereof shall be entitled to three (3) weeks vacation pay.

            Vacation pay shall be based on straight time compensation for a forty (40) hour week without overtime or other extra compensation, and shall be paid in advance of a vacation. If a holiday should fall within the vacation period and the employee is qualified for pay on said holiday, then vacation pay for the week in which the holiday falls shall be based on straight time compensation for a forty-eight (48) hour week without overtime or other compensation. Also, by mutual agreement, employees may take an additional day of vacation in lieu of eight (8) hours holiday pay. Written application for vacation made 60 days prior and with the approval of management shall take precedence over seniority in determining vacation leave.

            Vacation time which an employee has earned as of his last anniversary date of employment must be taken prior to his next anniversary date of employment. Employees may accept vacation pay to which they are entitled under the provisions of this Article in lieu of vacation time off, subject to approval of both the employee and the Company.

            The employer agrees that he will attempt to accommodate the preference of the employee as far as is possible when scheduling


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vacations and the employer must give at least thirty (30) days notice to the employee if he wants him to take this vacation at a special time and the employee shall do likewise to the employer. The above provisions are subject to the following: If an employee is entitled to one (1) week of vacation, it can be scheduled between May 1 and Labor Day. If an employee is entitled to two (2) weeks vacation, one (1) week can be scheduled between May 1 and Labor Day. If an employee is entitled to three (3) weeks vacation, two (2) weeks of it can be scheduled between May 1 and Labor Day.

            All employees, in order to be eligible for either a one (1) week, two (2) week's or three (3) week's vacation, must have been employed for a minimum of eighty-five percent (85%) of full-time in the twelve (12) month period preceding their anniversary date. If not, they will receive a vacation period and vacation pay on a pro-rated basis. Full months, plus any month in which the employee works fifty percent (50%) or more of the regular scheduled work hours, will determine the vacation pay. An employee on leave because of an occupational related injury or illness covered by Workmen's Compensation may accrue vacation time during said leave for a period not to exceed one (1) year.

            In the event an employee is granted a leave of absence due to an emergency, the employee will be permitted to take a full earned but untaken day of vacation or, subject to compliance with all of the terms and conditions of
Section 10 of this Agreement, an earned but


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untaken sick day. Emergency is defined as a serious injury or illness to an employee or death or serious illness or injury to an employee's immediate family. A serious illness or injury must be certified as such by the treating physician or appropriate hospital or health care facility personnel. Immediate family is as defined in Section 9 of this Agreement.

            Section 6 - REGULAR HOURLY RATES OF PAY

            (1) For the term of this Agreement, rates of pay shall be as follows:

                            Rate Ranges       Rate Ranges     Rate Ranges
                              Effective        Effective       Effective
       CLASSIFICATIONS        07/21/98         07/21/99       07/21/2000
       ---------------        --------         --------       ----------
       Assembly              10.41-11.20      10.91-11.70     11.41-12.30
       Warehouse             10.09-10.88      10.59-11.38     11.09-11.88
       Truck Driver          10.52-11.31      11.02-11.81     11.52-12.31

Leadmen. All Leadmen will be paid a differential of 35 (cents) above their contractual rate. Leadmen are those employees designated as such by Management who direct the work of others working under them.

Rules Applicable to Rate Ranges

(1) Employees Hired on or Before July 21, 1986.

      (a) Hourly rates of pay of employees who are in the employ of the Company on July 21, 1986 will be the maximum rate of the rate range for the employees' regular job classifications.

      (b) Subject to the provisions of Section 15 of this Agreement, hourly rates of pay of employees are at the maximum rate for their job classification and who are selected for promotion or transfer under the job posting and bidding


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            procedures of this Agreement will be the maximum of the rate range of the job into which the employee is promoted or transferred.

      (c) In the event an employee who is at the maximum rate for his job classification is displaced into a lower classification by layoff or is recalled to a job classification other than his regular job classification, the rate of pay will be the maximum rate of the job classification into which the employee is displaced or recalled.

(2) Employees Hired After July 21, 1986.

      (a) Compensation of employees hired after July 21, 1986 will be as follows:

            - For the period of their sixty (60) day probationary period, a minimum hourly rate equal to the federal minimum wage rate;

            - For the following sixty (60) days, a minimum increase of twenty-five cents (25 (cents)) per hour;

            - For each sixty (60) day period of time thereafter and until the employee reaches the minimum rate of the rate range for his regular job classification, a minimum increase of fifteen cents (15 (cents)) per hour.

      (b) The job classification for such employees until the employee reaches the maximum rate of the rate range for his regular job classification shall be "Trainee."

      (c) Progression increases or decreases within a rate range are to be established by the Company and based on the employee's merit and on the financial ability of the Company to maintain pay rates or to grant pay increases.

      (d) Subject to the provisions of Section 15 of this Agreement, hourly rates of pay for employees hired after July 21, 1986 who are selected for promotion or transfer under the job posting and bidding procedures of this Agreement, who are displaced into a lower classification by layoff, or who are recalled to a job classification other than their regular job classification, will be as established by the Company within the rate range of the job classification into which such employees are promoted, displaced or recalled.


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            The Company shall have the right to employ temporary workers at a rate established by management. The Company agrees that at no time will such temporary employees exceed one temporary per each five (5) employees or major fractions thereof. The maximum length of employment of a temporary worker shall be 120 days in any one year. The temporary worker shall be required, as a condition of continued employment to obtain a permit from the Union within thirty (30) days of employment. Temporary workers shall have the same status as a Probationary employee, and as such shall not accrue any fringe benefits other than those required by State or Federal statute. The Company agrees that no temporary workers shall be employed while any regular full-time employee is laid off.

            Section 7 - REGULAR WORK DAY AND REGULAR WORK WEEK

            The regular work day shall consist of eight (8) hours work and the regular work week shall constitute five (5) consecutive days, Monday through Friday. All work performed in excess of eight (8) hours in any day shall be deemed overtime and shall be paid for at the rate of time and one-half (1-1/2) the employee's regular rate of pay. The overtime rate shall apply only to hours worked in excess of forty (40) hours when the employee has any absence in the regularly scheduled work week. Any work performed on Saturday shall be deemed overtime.

            All work performed in excess of eight (8) hours in any day shall be deemed overtime and the overtime rate shall apply only to


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those hours worked in excess of the total number of hours regularly scheduled for that employee, that department, or the Company, should the regularly scheduled work week be less than forty (40) hours.

            Vacation, holidays, sick days, or any other paid hours as provided for in this contract shall be considered as time worked in computing the total number of hours worked or scheduled in any week. Overtime shall not be pyramided.

            Employees shall be given a break period of ten (10) minutes in the AM and ten (10) minutes in the PM.

            Section 8 - RETIREMENT PLAN INITIATED JULY 21, 1971

            A copy of actual Retirement Plan to be attached to contract and a copy of said Plan to be given to each employee.

            Section 9 - FUNERAL LEAVE

            In the event of a death in the employee's immediate family, the employee will be permitted to be absent up to three regularly scheduled work days ending on the day of the funeral and he will receive his regular straight time rate of pay for these days if he attends the funeral. In the event travel is required, an employee may elect to take one additional day of earned but untaken vacation days for travel purposes. An employee's immediate family shall be defined as spouse, children, parents, brother, sister, current mother-in-law, current father-in-law, current stepfather, current stepmother, and grandparents.


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            The employee must attend the funeral in order to be eligible for said days off with pay. Following the death of someone in the employee's immediate family, the employee shall notify the employer of the occurrence of such death, the date of the funeral, and the location of the funeral. Upon his return to work, verification of death may be requested by the Company.

            Section 10 - SICK DAYS

            The employer shall be required to pay three (3) sick days/personal days per contract year per employee for each employee covered by this Agreement. The pay per day shall be eight (8) hours pay at the employee's regular hourly classification rate of pay. Sick days/personal days may be accumulated for the contract year and paid for. Any unused days shall be paid to the employee on each anniversary date of each contract year.

            Sick days/personal days shall accrue at the rate of two (2) hours per month of service for the first year of seniority. After the first anniversary of employment, the three (3) days are available for use by the employee, subject to the terms and conditions of this Section.

            Section 11 - JURY DUTY AND/OR RESERVE DUTY

            The Company agrees to pay each covered employee for jury duty and/or reserve duty at eight (8) hours per day up to eighty (80) hours per year limit at the employee's rate less such monies paid to said employee for jury duty paid by the courts and/or reserve duty


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paid. If an employee is ordered to do jury duty and then is released during the said paid eight (8) hours of any day said employee shall report back to work on his regular job to finish out the day.

            Section 12 - UNION LABEL - MODEL CLAUSE

            It is hereby understood and agreed by the Company and the Union that an application shall be made for the Union Label from the First General Vice President of the United Brotherhood of Carpenters and Joiners of America to be placed upon the Employer's products. It is understood and agreed that the Label shall remain the property of the United Brotherhood of Carpenters and Joiners of America, and shall be at all times in the possession of a member of the United Brotherhood of Carpenters and Joiners of America; and that said Union Label shall at no time be used in any manner that will be detrimental to the interests and welfare of the members of the United Brotherhood. Use of said Label may be withdrawn from the mill, shop, factory, or manufacturing establishment of the Company at any time at the discretion of the International Union.

            Section 13 - DISPUTES AND GRIEVANCE PROCEDURE

            During the life of the Agreement there shall be no strike, work stoppages or slow-downs on the part of the employees, no lockouts on the part of the Company, but the laying off of employees resulting from discontinuance of the Company's business, or any branch thereof, shall not be considered a lockout. No employee shall interfere with, or refuse to work in connection with the receiving,


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handling, processing or delivery of merchandise on the Company's premises. If an employee violates any of the above provisions he may be discharged by the Company. The Union and its responsible officers and agents agree to use prompt and honest efforts to prevent or end any such illegal strike, work stoppage, slow-downs or other interference with the operations of the Company.

            Should differences arise between the Company and the Union with reference to an interpretation or application of any of the terms or provisions of this Agreement there shall be no suspension of work but an earnest effort will be made to settle such differences promptly in the manner hereinafter outlined. If an employee believes that he has a grievance over the interpretation and application of this Agreement, he may take the matter up with his Union Steward, who will attempt to resolve the matter with the employee and his foreman. Nothing in this Section shall prevent an employee from discussing any problem of any nature with his foreman should he choose to do so. If the grievance cannot be settled in this manner, then the Union steward shall meet with a Company representative designated by the manager. If the grievance cannot be settled in this step within five (5) days it shall proceed to step number 3 at which time a Union representative shall meet with a Company representative designated by the general manager. If the proceedings at this step are not satisfactorily disposed of within ten (10) days, the aggrieved party may, in writing, declare its intention to appeal to arbitration. In


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such event the Union shall choose one arbitrator and the Company shall choose one arbitrator and the two together shall choose the third arbitrator. Any decision by such third arbitrator shall be final and binding upon both parties. The cost of the third arbitrator shall be shared equally by the parties. In arriving at his decision, the arbitrator shall have no power to alter or amend the terms of this Agreement and shall have only the right to interpret specific provisions of this Agreement which are pertinent to the grievance; and no decision of the arbitrator shall require the payment of a wage rate different from those set forth in or established pursuant to the provisions of Section 6 of this Agreement.

            Section 14 - DISCHARGE OF STEWARD

            No steward shall be discharged by employer without immediately notifying District Council Representative of the Kentucky State District Council.

            The respective steward will not be subject to the foregoing provisions of seniority in regard to layoff provided, however, said steward is qualified for the particular job or jobs remaining. Suitability shall be the sole decision of management.

            Section 15 - SENIORITY

            Seniority is defined as the length of time an employee has been continuously in the employ of the Company since his most recent date of hire. Seniority shall be plant-wide in actions concerning


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job bidding. Seniority shall be plant-wide in actions concerning layoffs and recall from layoff. Overtime shall be voluntary by seniority, qualifications, and department, except that the Company may assign overtime in reverse order of seniority, subject to qualifications, when there are insufficient volunteers to complete the work scheduled by the Company.

            No new employees will be hired until all laid off employees have been given an opportunity to return to work if qualified for the particular job available. In case of layoffs, if ability and experience are approximately equal, seniority shall govern, as long as they are capable of performing the job as determined by the Company.

            If a vacancy occurs, and the Company elects to fill such vacancy, or if a new job is created, a notice shall be posted within forty-eight (48) hours after the vacancy occurs or the new job is created. Such notice shall be kept posted for two (2) regularly scheduled work days and such jobs shall be open for bids.

            During the period of posting, the Company shall have the right, without regard to seniority, to fill the job temporarily. Employees who bid for the job shall submit their bids, and when ability and experience are approximately equal, seniority shall govern the award as long as the bidder is capable of performing the job as determined by the Company.


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

            The employee who is awarded the job shall have thirty (30) days at his former rate of pay. If he then is qualified for the job, he will be given that rate of pay, providing it is not lower than his former rate of pay.

            If no qualified bids are filed, the Company may fill the job with any consenting employee, or new hire.

            Seniority lists shall be posted and made available as soon as possible to officers of the Union upon signing of this Agreement. Employees shall have ten (10) days in which to correct any differences in the posted date of their seniority. After this ten (10) day period, the seniority list shall stand as posted and shall remain posted. The Company agrees that a seniority list will be posted once a year.

            Section 16 - INSURANCE

            The Company agrees to implement and continue in force for the term of this Agreement the group insurance plan entitled Gold Seal II (Network); provided, however, that the current employee contribution of $300.00 per year toward the cost of group insurance shall continue for the term of this Agreement. Said Gold Seal II (Network) coverage is subject to the following conditions: (a) In the event that, during the term of this Agreement, the Company establishes a medical care network in the Louisville area, the network feature will apply to the plan provided for by this Section; and (b) The Gold Seal II Annual Credit of $150.00 is waived. It is

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understood that employees may elect to continue coverage under the Gold Seal I and Gold Seal III plans in accordance with the terms and conditions of those plans.

            The Company further agrees to provide Sickness and Accident benefits of $125.00 per week non-occupational and $100.00 per week occupational for all employees for the term of this Agreement. An employee entitled to weekly disability benefits for non-occupational illness or injury will be required, during his period of disability and in addition to the weekly disability benefit payment, to take any earned but unused vacation time in excess of five (5) days.

            The Company further agrees to provide life insurance coverage of $12,000.00 for all employees of Adam Wholesalers, Inc.

            In the event that any federal or state law, rule or regulation which becomes effective during the term of this Agreement, alters, modifies, changes or eliminates any aspect of the group insurance coverages, or any one of them, provided hereunder (including, but not limited to, premiums, benefits, conditions of eligibility, limitations, restrictions and exemptions from coverage, and the taxability or deductibility of premiums), or otherwise requires the Company to provide group health insurance coverage for its employees on some basis other than that which the Company currently provides group health insurance, then the Company shall be relieved of the obligation to provide such insurance benefits hereunder and shall have the right, at the discretion of the Company,

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unilaterally to implement such insurance coverage in accordance with either of the following options: (1) at coverage levels comparable to the coverage levels then provided under the Company's group health insurance plan, or (2) at monthly group health insurance premium levels for individual and family coverage comparable to the monthly group health insurance premium levels for individual and family coverage then paid by the Company, but the obligation of the Company to provide insurance coverage at comparable monthly premium levels shall be limited to the amount that said premiums, or portions thereof, are allowed as a deductible expense by the Company for federal and state tax purposes. The Company agrees to meet and negotiate with the Union at the request of the Union with respect to group health insurance in the event of any of the occurrences set forth in the immediately preceding sentence. In the event that the Company realizes a cost savings from any step taken pursuant to this paragraph, the parties will discuss any distribution to be made of such cost savings. It is understood and agreed that, notwithstanding any disagreement between the parties, the no-strike provisions of Section 13 shall remain in full force and effect during the entire term of this Agreement.

            Section 17 - DISCRIMINATION

            The Company, the Union, and all employees covered by this Agreement agree that there shall be no discrimination against any employee or applicant for employment on account of race, creed,

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color, national origin, sex, or handicap, it being the intention of the Company, the Union and all employees covered by this Agreement to scrupulously comply with all laws, Federal, State and Local, and Executive Orders which are applicable to the Company or the Union.

            Section 18 - TERMINATION

            This Agreement shall become effective midnight July 21, 1998, and shall continue in full force and effect through midnight July 21, 2001, and from year-to-year thereafter unless written notice of a desire to cancel or modify the Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

ADAM WHOLESALERS, INC.                  KENTUCKY STATE DISTRICT COUNCIL
                                        OF CARPENTERS FOR AND ON BEHALF
                                        OF LOCAL 2501
By /s/ Larry E. Martin
  -----------------------------         By /s/ Steve Barger
        Larry Martin                      ------------------------------
       General Manager                           Representative

                                        By /s/ Brad Forbis
                                          ------------------------------
                                                Committee Member

                                        By /s/ Henry Lockett
                                          ------------------------------
                                                Committee Member

                                        By /s/ Rodger D. Foley
                                          ------------------------------
                                                Committee Member

                                        By /s/ Steven M. Becker
                                          ------------------------------
                                                Committee Member

                                        By /s/ [Union Representative]
                                          ------------------------------
                                                Committee Member

                                        /s/ Stuart A. Kirk


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